Exhibit 99.1

news release

TENNECO ADOPTS SHAREHOLDER RIGHTS PLAN TO PROTECT

THE AVAILABILITY OF ITS TAX ASSETS

•	Preserving long-term shareholder value by adopting a rights plan to protect tax assets from an ownership change[1]

•	Rights plan in effect immediately; will be submitted for shareholder ratification at 2021 annual meeting

•	Rights plan intended to remain in effect until October 2, 2021, pending shareholder ratification

LAKE FOREST, Ill. — April 16, 2020 — Tenneco Inc. (“Tenneco”) (NYSE: TEN) announced today that its Board of Directors (the “Board”) adopted a shareholder rights plan designed to protect the availability of the Company’s tax assets (the “Plan”) and preserve long-term value for the benefit of all of Tenneco’s shareholders.

As of December 31, 2019, Tenneco had approximately $155 million of usable tax credits that could be available to offset future tax payments dollar-for-dollar. Tenneco’s ability to use these tax assets would be substantially limited if it experienced an “ownership change” within the meaning of Section 382 of the Internal Revenue Code (“Section 382”).

In general, a company would undergo an ownership change if its “5-percent shareholders” (determined under Section 382) increased their collective ownership of such company’s stock by more than 50 percentage points over a rolling three-year period. The Plan is intended to reduce the likelihood of such an ownership change by deterring any person or group from acquiring beneficial ownership of 4.9% or more of Tenneco’s outstanding Class A Voting Common Stock (the “Class A Shares”).

Under the Plan, the rights will initially trade with Tenneco’s Class A Shares and Class B Non-Voting Common Stock and will generally become exercisable only if a person (or any persons acting as a group) acquires 4.9% or more of the outstanding Class A Shares. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount or Tenneco may exchange each right held by such holders for one share of common stock. Any person which currently owns 4.9% or more of the Class A Shares may continue to own their shares but may not acquire any additional shares without triggering the Plan. The Board has the discretion to exempt any person or group from the provisions of the Plan.

Tenneco intends to submit the Plan to a vote of its shareholders at its 2021 annual meeting. The Plan will expire on the day following the certification of the voting results for the 2021 annual meeting, unless Tenneco’s shareholders ratify the Plan, in which case it will continue in effect until October 2, 2021, the date on which the impact of certain transactions pursuant to the Company’s completion of its acquisition of Federal-Mogul will no longer be taken into account under relevant tax rules.

Additional information about the Plan will be available on a Form 8-K to be filed by Tenneco with the U.S. Securities and Exchange Commission.

About Tenneco

Headquartered in Lake Forest, Illinois, Tenneco is one of the world’s leading designers, manufacturers and marketers of Aftermarket, Ride Performance, Clean Air and Powertrain products and technology solutions for diversified

[1]	As defined by the Internal Revenue Code.

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markets, including light vehicle, commercial truck, off-highway, industrial and the aftermarket, with 2019 revenues of $17.45 billion and approximately 78,000 employees worldwide. On October 1, 2018, Tenneco completed the acquisition of Federal-Mogul, a leading global supplier to original equipment manufacturers and the aftermarket. In the future, the Company expects to separate its divisions to form two new, independent companies: DRiV, an Aftermarket and Ride Performance company, and New Tenneco, a Powertrain Technology company.

Safe Harbor

This release contains forward-looking statements. These forward-looking statements include, among others, statements relating to all the operation or effects of the Plan, the use of tax assets to offset future taxable income and our plans to separate into two independent companies. Statements preceded by, followed by or that otherwise include the words “will,” “should,” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements, including the course of the COVID-19 pandemic and its impact on general economic, business and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic and our previously announced Accelerate plan and to realize the anticipated benefits of these actions, our financial flexibility in addressing the impact of the COVID-19 pandemic, the possibility that Tenneco may not complete the separation of the Aftermarket & Ride Performance business from the Powertrain Technology business (or achieve some or all of the anticipated benefits of such a separation); the possibility that the separation may have an adverse impact on existing arrangements with Tenneco, including those related to transition, manufacturing and supply services and tax matters; the ability to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; the risk that the benefits of the separation may not be fully realized or may take longer to realize than expected; the risk that the separation may not advance Tenneco’s business strategy; the potential diversion of Tenneco management’s attention resulting from the separation; as well as the risk factors and cautionary statements included in Tenneco’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the SEC.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Unless otherwise indicated, the forward-looking statements in this release are made as of the date of this communication, and, except as required by law, Tenneco does not undertake any obligation, and disclaims any obligation, to publicly disclose revisions or updates to any forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company’s SEC filings, including but not limited to its annual report on Form 10-K for the year ended December 31, 2019.

Investor Inquiries

Linae Golla

(847) 482-5162

lgolla@tenneco.com

Rich Kwas

(248) 849-1340

rich.kwas@tenneco.com

Media Inquiries

Bill Dawson

(847) 482-5807

bdawson@tenneco.com